EXHIBIT 99.2

                            CARRIAGE SERVICES, INC.

                   AMENDMENT NO. 2 TO 1996 STOCK OPTION PLAN

            THIS AMENDMENT NO. 2 (this "Amendment") to the Amended and Restated 1996 Stock Option Plan (as thereafter amended, the "Plan"), of CARRIAGE SERVICES, INC., a Delaware corporation (the "Company"), adopted effective January 27, 1999;

            WHEREAS, the Company originally adopted the 1996 Stock Option Plan effective August 13, 1996, and then amended and restated the Plan effective as of January 7, 1997 and amended the Plan effective February 4, 1998; and

            WHEREAS, the Board of Directors of the Company has proposed that the Plan be further amended as hereafter described;

            NOW, THEREFORE, the Plan shall be amended as follows:

            1. DEFINED TERMS. Capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

            2. NUMBER OF AUTHORIZED SHARES. The first sentence of Paragraph V of the Plan is hereby amended in its entirety so that, as amended, the first sentence of said Paragraph V shall read as follows:

                  "The aggregate number of shares which may be issued under
            Options granted under the Plan shall not exceed 1,300,000 shares of Stock."

            3. EFFECTIVENESS OF AMENDMENT. The amendment to the Plan evidenced by this Amendment shall be effective as of January 27, 1999, provided that such amendment is approved by the stockholders of the Company on or before December 31, 1999.

            6. RATIFICATION. As amended hereby, the Plan in hereby ratified and confirmed.